UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2024

Vaccinex, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38624	16-1603202
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1895 Mount Hope Avenue, Rochester, New York	14620
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 271-2700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	VCNX	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 17, 2024, Vaccinex, Inc. (the “Company”), entered into inducement letter agreements (the “Inducement Letter Agreements”) with holders (the “Holders”) of existing warrants to purchase up to an aggregate of 1,067,492 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), originally issued to the Holders between October 2023 and March 2024, having exercise prices between $7.64 and $32.76 per share (the “Existing Warrants”). Pursuant to the Inducement Letter Agreements, the Holders agreed to exercise for cash the Existing Warrants at a reduced exercise price of $5.636 per share in consideration of the Company’s agreement to issue new unregistered common warrants (the “New Warrants”) to purchase up to 1,601,238 shares of Common Stock (the “New Warrant Shares”), which were issued and sold in a private placement at a price of $0.125 per New Warrant. Each New Warrant has an initial exercise price equal to $5.636 per share, is immediately exercisable, and expires September 18, 2029.

The exercise of the Existing Warrants results in the Company issuing 872,028 shares of Common Stock and, pursuant to terms of the Existing Warrants, the pre-funding of 195,464 shares of Common Stock underlying Existing Warrants where the applicable Holder would have exceeded a specified beneficial ownership limitation contained in the applicable Existing Warrant if shares of Common Stock had been issued.

The Inducement Letter Agreements were entered into and the Existing Warrants were exercised following the Company’s previously announced call of the Existing Warrants for cancellation following the announcement of a statistically significant increase in FDG-PET signal in patients in the Company’s SIGNAL-AD trial of pepinemab for the treatment of Alzheimer’s disease.

The Inducement Letter Agreements prohibit the Company, until 30 days after the closing date (the “Standstill Period”), from (i) issuing, agreeing to issue, or announcing the issuance or proposed issuance of any shares of Common Stock or Common Stock equivalents or (ii) filing any registration statement or amendment or supplement thereto, in each case subject to certain exceptions. The Inducement Letter Agreements also prohibit the Company, until 180 days following the closing date, from effecting or entering into an agreement to effect any issuance by the Company of shares of Common Stock or Common Stock equivalents involving certain variable rate transactions, provided that the Company’s existing at-the-market sales program shall not be considered a variable rate transaction after the expiration of the Standstill Period.

Among the Holders are FCMI Parent Co., which is controlled by Albert D. Friedberg, chair of the Board of Directors of the Company (the “Board”), and Vaccinex (Rochester), L.L.C., which is controlled by Maurice Zauderer, Ph.D., the Company’s president, chief executive officer and a member of the Board.

The New Warrants were and the 708,918 shares of Common Stock underlying Existing Warrants that were not previously registered were or will be issued and sold in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1993, as amended (the “Securities Act”), and/or Rule 506 of Regulation D as promulgated by the SEC under the Securities Act. Pursuant to the Inducement Letter Agreements, the Company agreed to file a registration statement providing for the resale by the purchasers of the shares of Common Stock issuable upon exercise of the New Warrants by October 17, 2024, and to use commercially reasonable efforts to cause such registration statement to become effective by November 16, 2024.

The gross proceeds to the Company from the exercise of the Existing Warrants and the sale of the New Warrants are approximately $6.2 million, prior to deducting financial advisory fees and estimated transaction expenses. The closing of the transactions contemplated by the Inducement Letter Agreements occurred in part on September 18, 2024, with the remainder expected to close on September 19, 2024.

The descriptions of the terms and conditions of the form of New Warrant and the form of Inducement Letter Agreement are qualified by reference to the full text of such documents, which are attached hereto as Exhibits 4.1 and 10.1, respectively.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 9.01	Financial Statements and Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Exhibit Description

4.1	Form of Common Stock Purchase Warrant, dated September 18, 2024

10.1	Form of Inducement Letter Agreement, by and between the Company and each purchaser identified on the signature pages thereto, dated as of September 17, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Vaccinex, Inc.

Date: September 19, 2024	By:	/s/ Maurice Zauderer
Maurice Zauderer
Chief Executive Officer